Exhibit 99.1

CONTACT:	William George	777 Post Oak Blvd, Suite 500
	Chief Financial Officer	Houston, Texas 77056
	713-830-9600	713-830-9600
Fax: 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

-- Strong Increases in Profits and Cash Flows --

                Houston, TX – February 27, 2008 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income of $8,681,000 or $0.21 per diluted share, for the quarter ended December 31, 2007, as compared to net income of $7,514,000 or $0.18 per diluted share, in the fourth quarter of 2006.

                Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are pleased to announce strong fourth quarter results, including a 16% increase in earnings as compared to the fourth quarter of 2006.   The improvement in both revenues and earnings is thanks to the dedicated team members at our many locations.    We continue to see important improvements in productivity across our operations and most are stronger and more profitable than they have ever been.”

                The Company reported revenues of $293,284,000 in the current quarter, as compared to $268,074,000 in 2006. The Company also reported free cash flow of $54,908,000 in the current quarter, as compared to $22,519,000 in 2006.  Backlog as of December 31, 2007 was $786,673,000, compared to $818,485,000 as of September 30, 2007.  Backlog as of December 31, 2006 was $653,753,000.

                The Company reported net income for the year ended December 31, 2007 of $32,466,000 or $0.79  per diluted share, as compared to net income of $28,724,000 or $0.70 per diluted share in 2006.  The Company also reported revenues of $1,109,534,000 for 2007, as compared to $1,056,525,000 in 2006.  Free cash flow for the year ended December 31, 2007 was $72,819,000 as compared to  $17,118,000 in 2006.

                Murdy continued, “Free cash flow was a remarkable $55 million dollars in the fourth quarter and exceeded $72 million for 2007.  Similarly, although down modestly due to seasonal variation since the end of the third quarter, backlog remains robust and was over $130 million higher at the end of 2007 than it was one year earlier.  On a more sober note, our Atlas subsidiary struggled again in the fourth quarter, posting a loss of approximately $7.5 million dollars in the quarter.  For the full year, Atlas lost approximately $20 million dollars or approximately $0.27 per share on an after-tax basis, including accruals of approximately $6.2 million dollars for potential and asserted backcharges on certain projects.  Although we are disappointed by these results, we have resolved issues and collected funds on many of the most troubled projects. We have changed the management at Atlas and have taken substantial steps to exit certain activities and geographic markets and Atlas will be a smaller company in 2008. We are optimistic that Atlas has weathered the storm and we are looking for substantial improvement in 2008.”

                Bill Murdy concluded, “No one is certain what the economy holds for 2008 and beyond, however, our backlog and geographic diversity, expected improvement in Atlas in the upcoming year and our experience in all types of buildings and market conditions help us feel positive about the coming year.  We believe that 2008 will be even more profitable than 2007 for Comfort Systems USA.”

                As previously announced, the Company will host a conference call to discuss its financial results and position in more depth on Thursday, February 28, 2008 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4217 and enter 41087116 as the passcode.  Participants may pre-register for the call at www.theconferencingservice.com/prereg/key.process?key=P9NX7DGQN.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.   The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 6:00 p.m. Central Time, Thursday, March 6, 2008 by calling 1-888-286-8010 with the conference passcode of 21212628, and will also be available on our website on the next business day following the call.

                Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 64 locations in 52 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

                This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, undertaking contractual commitments that exceed our labor resources, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Financial tables follow

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months and Twelve Months Ended December 31, 2007 and 2006

(in thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(unaudited)
	2007	%	2006	%	2007	%	2006	%
Revenues	$293,284	100.0%	$268,074	100.0%	$1,109,534	100.0%	$1,056,525	100.0%
Cost of services	238,756	81.4%	222,498	83.0%	912,471	82.2%	885,508	83.8%
Gross profit	54,528	18.6%	45,576	17.0%	197,063	17.8%	171,017	16.2%

SG&A	41,401	14.1%	34,324	12.8%	147,158	13.3%	126,620	12.0%
Loss (gain) on sale of assets	48	—	29	—	34	—	(125)	—
Operating income	13,079	4.5%	11,223	4.2%	49,871	4.5%	44,522	4.2%

Interest income, net	855	0.3%	507	0.2%	2,670	0.2%	1,969	0.2%
Other income (expense)	(35)	—	68	—	5	—	100	—
Income before income taxes	13,899	4.7%	11,798	4.4%	52,546	4.7%	46,591	4.4%
Income tax expense	5,218		4,299		20,080		17,874
Income from continuing operations	8,681	3.0%	7,499	2.8%	32,466	2.9%	28,717	2.7%
Discontinued operations:
Operating loss, net of income taxbenefit of $—, $28, $—, and $160	—		14		—		(203)
Estimated gain on disposition, including income tax benefit (expense) of $—, $(141), $—, and $68	—		1		—		210
Net income	$8,681		$7,514		$32,466		$28,724

Income per share:
Basic—
Income from continuing operations	$0.21		$0.19		$0.80		$0.71
Discontinued operations —
Loss from operations	—		—		—		(0.01)
Estimated gain on disposition	—		—		—		0.01
Net income	$0.21		$0.19		$0.80		$0.71

Diluted —
Income from continuing operations	$0.21		$0.18		$0.79		$0.70
Discontinued operations —
Loss from operations	—		—		—		(0.01)
Estimated gain on disposition	—		—		—		0.01
Net income	$0.21		$0.18		$0.79		$0.70

Shares used in computing income per share:
Basic	40,406		40,455		40,573		40,247
Diluted	41,145		41,287		41,334		41,146

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) (Unaudited):

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2007	%	2006	%	2007	%	2006	%
Net income	$8,681		$7,514		$32,466		$28,724
Discontinued operations	—		(15)		—		(7)
Income taxes	5,218		4,299		20,080		17,874
Other (income) expense	35		(68)		(5)		(100)
Interest income, net	(855)		(507)		(2,670)		(1,969)
Loss (gain) on sale of assets	48		29		34		(125)
Depreciation and amortization	1,932		1,360		6,853		5,210
Adjusted EBITDA	$15,059	5.1%	$12,612	4.7%	$56,758	5.1%	$49,607	4.7%

                        Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, excluding discontinued operations, income taxes, other (income) expense, interest income, net, loss (gain) on sale of assets and depreciation and amortization.  Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2007	2006

Cash and cash equivalents	$139,631	$90,286
Accounts receivable, net	261,402	234,763
Costs and estimated earnings in excess of billings	18,463	23,680
Assets related to discontinued operations	—	221
Other current assets	31,127	28,326
Total current assets	450,623	377,276
Property and equipment, net	21,442	15,504
Goodwill	68,621	62,954
Other noncurrent assets	6,381	6,031
Total assets	$547,067	$461,765

Current maturities of long-term debt	$—	$—
Current maturities of note to former owner	375	—
Accounts payable	90,866	81,180
Billings in excess of costs and estimated earnings	104,236	65,949
Other current liabilities	86,216	70,886
Liabilities related to discontinued operations	—	450
Total current liabilities	281,693	218,465
Long-term debt, net of current maturities	—	—
Note to former owner, net of current maturities	1,125	—
Other long-term liabilities	1,671	586
Total liabilities	284,489	219,051
Total stockholders’ equity	262,578	242,714
Total liabilities and stockholders’ equity	$547,067	$461,765

Selected Cash Flow Data (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2007	2006	2007	2006
Cash provided by (used in)
Operating activities	$58,101	$24,100	$83,642	$17,734
Investing activities	$(6,080)	$(1,509)	$(18,132)	$17,721
Financing activities	$(10,117)	$(1,223)	$(16,165)	$(762)

Free cash flow:
Cash from operating activities	$58,101	$24,100	$83,642	$17,734
Purchases of property and equipment	(3,262)	(1,630)	(11,088)	(8,113)
Proceeds from sales of property and equipment	69	49	265	477
Taxes paid related to the sale of businesses	—	—	—	7,020

Free cash flow	$54,908	$22,519	$72,819	$17,118

Note 1:  Free cash flow is defined as cash flow from operating activities excluding items related to sale of businesses,  less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.